PZENA INVESTMENT MANAGEMENT, INC.

PZENA INVESTMENT MANAGEMENT, LLC

CODE OF BUSINESS CONDUCT AND ETHICS

(Revised August 2015)

Dear Colleagues/Associates:

The good name and reputation of Pzena Investment Management, Inc., Pzena Investment Management, LLC and their subsidiaries (collectively, the "Company") are a result of the dedication and hard work of all of us.  Together, we are responsible for preserving and enhancing this reputation, a task that is fundamental to our continued well-being.  Our goal is not just to comply with the laws and regulations that apply to our business; we also strive to abide by the highest standards of business conduct.

Set forth in the succeeding pages is the Company's Code of Business Conduct and Ethics ("the Code").  The purpose of the Code is to reinforce and enhance the Company's ethical way of doing business and, in particular, to provide regulations and procedures consistent with the Investment Company Act of 1940 and the Investment Advisers Act of 1940.  The contents of the Code are not new, however.  The policies set forth here are part of the Company's long-standing tradition of ethical business standards.

All employees, officers and directors are expected to comply with the policies set forth in the Code.  Read the Code carefully and make sure that you understand it, the consequences of non-compliance, and the Code’s importance to the success of the Company.  If you have any questions, speak to the Chief Compliance Officer or any of the alternate Compliance Officers identified in the Code.

The Code should be viewed as the minimum requirements for conduct. The Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person's good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct. When in doubt about the advisability or propriety of a particular practice or matter, please confer with the Legal and Compliance group.

We at the Company are committed to providing the best and most competitive services to our clients.  Adherence to the policies set forth in the Code will help us achieve that goal.

                             Sincerely,

                            Richard S. Pzena

Table of Contents

PUTTING THIS CODE OF BUSINESS CONDUCT AND ETHICS TO WORK	1
About this Code of Business Conduct and Ethics	1
Purpose	1
Employee Provisions	2
Implementation	2
Definitions	4
RESPONSIBILITY TO OUR ORGANIZATION	5
Conflicts of Interest	5
Prohibited Transactions with Respect to Non-Company Securities*	6
Employee Trading Exceptions with Respect to Non-Company Securities*	7
Exempt Transactions	8
Pre-Clearance Requirement	9
Reporting Requirements	9
Company Disclosures	11
Review	11
Reporting Violations	12
Background Checks	12
Sanctions	12
Required Records	12
Record Retention	13
Waivers of this Code	14
Corporate Opportunities	14
Protection and Proper Use of Company Assets	14
Client Information	14
Portfolio Company Information	14
Company Information	15
INSIDER TRADING	15
FAIR DEALING	15
Antitrust Laws	15
Conspiracies and Collaborations Among Competitors	16
Distribution Issues	17
Penalties	18
Gathering Information About the Company's Competitors	18
RESPONSIBILITY TO OUR PEOPLE	18
Equal Employment Opportunity	18
Non-Discrimination Policy	18
Anti-Harassment Policy	19
Individuals and Conduct Covered	19
Retaliation	19
Reporting an Incident of Harassment, Discrimination or Retaliation	19
LEAVE POLICIES	19
Bereavement Leave	20
Jury Duty	20
Family and Medical Leave Act

i

Disability	20
Maternity Leave Program	20
Parenting Leave	20
Coordination with FMLA Leave	20
Coordination with Vacation	21
Approval	21
Job Security	21
Safety in the Workplace	21
Weapons and Workplace Violence	21
Drugs and Alcohol	21
INTERACTING WITH GOVERNMENT	22
Prohibition on Gifts to Government Officials and Employees	22
Political Contributions and Activities	22
Lobbying Activities	22
Bribery of Foreign Officials	22
Amendments and Modifications	23
Form ADV Disclosure	23
Employee Certification	23

ii

PUTTING THIS CODE OF BUSINESS CONDUCT AND ETHICS TO WORK

About this Code of Business Conduct and Ethics

We at the Company are committed to the highest standards of business conduct in our relationships with each other and with our clients, suppliers, shareholders and others.  This requires that we conduct our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business conduct.  The Company's Code of Business Conduct and Ethics (this "Code") helps each of us in this endeavor by providing a statement of the fundamental principles and key policies and procedures that govern the conduct of our business.  Furthermore, this Code sets out procedures for compliance by the Company, a registered investment adviser to separately managed advisory accounts including registered investment companies (the "Funds") as well as unregistered funds and other private accounts, with Rule 17j-1 under the Investment Company Act of 1940, as amended, Rule 204A-1 and Rule 204-2 under the Investment Advisers Act of 1940, as amended (hereinafter, the Investment Company Act of 1940 and the Investment Advisers Act of 1940 shall collectively be referred to as the "1940 Acts" and Rule 17j-1, Rule 204A-1 and Rule 204-2 shall be collectively referred to as the "Rules").  This Code is designed to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Company's advisory accounts may breach their fiduciary duties, and to avoid and regulate situations that may give rise to conflicts of interest that the Rules address.

This Code is based on the principle that the Company owes a fiduciary duty to clients, to ensure that its employees conduct their Personal Security Transactions (as defined below) in a manner that does not interfere with clients’ transactions or otherwise take unfair advantage of the Company’s relationship to its clients.  The fiduciary principles that govern personal investment activities reflect, at a minimum, the following:  (1) the duty at all times to place the interests of the client first; (2) the requirement that all Personal Security Transactions be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; (3) the fundamental standard that investment personnel should not take inappropriate advantage of their positions; and (4) the requirement that investment personnel comply with applicable Federal securities laws.  Our business depends on the reputation of all of us for integrity and principled business conduct.  Thus, in many instances, the policies referenced in this Code go beyond the requirements of the law.

Honesty and integrity are required of the Company and its employees, officers and directors at all times.  The standards herein should be viewed as the minimum requirements for conduct.  All employees, officers and directors of the Company are encouraged and expected to go above and beyond the standards outlined in this Code in order to provide clients with top level service while adhering to the highest ethical standards.

This Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.  Employees of the Company are employed at-will, except when covered by an express, written employment agreement.  This means that employees may choose to resign their employment at any time, for any reason or for no reason at all.  Similarly, the Company may choose to terminate employees’ employment at any time, for any legal reason or for no reason at all, but not for an unlawful reason.

Purpose

The purpose of this Code is to reinforce and enhance the Company's ethical way of doing business and, in particular, to provide regulations and procedures consistent with the 1940 Acts and the Rules. As required by Rule 204A-1, this Code sets forth standards of conduct, requires compliance with the Federal securities laws and addresses personal trading.  In addition, this Code is designed to give effect to the general prohibitions set forth in Rule 17j-1(b), to wit:

Compliance Manual	1	Version 1.4

"It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Fund:

(i)	To employ any device, scheme or artifice to defraud the Fund;

(ii)
    To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(iii)	To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

(iv)	To engage in any manipulative practice with respect to the Fund.”

Employee Provisions

All Access Persons are required to file reports of their Personal Security Transactions (as defined below), excluding exempted securities, as provided in the "Pre-Clearance Requirement" and “Reporting Requirements” sections below and, if they wish to trade in the Company’s stock or in the same securities as any of the Company's advisory accounts, must comply with the specific procedures in effect for such transactions.

The reports of employees will be reviewed and compared with the activities of the Company's advisory accounts and, if a pattern emerges that indicates abusive trading or noncompliance with applicable procedures, the matter will be referred to the Company's Chief Compliance Officer (the "CCO"), who will make appropriate inquiries and decide what action, if any, is then appropriate, including escalation to the Company's management as needed.

Implementation

In order to implement this Code, a CCO and one or more alternate Compliance Officers (each, an "Alternate") shall be designated from time to time for the Company.  The current CCO is Joan F. Berger and the current Alternates are Steven Coffey, Geoff Bauer, Jacques Pompy, and Bill Zois.

The duties of the CCO and each Alternate shall include:

(i)	Continuous maintenance of a current list of Access Persons as defined herein;

(ii)	Furnishing all employees with a copy of this Code, and initially and periodically informing them of their duties and obligations thereunder;

(iii)	Training and educating employees regarding this Code and their responsibilities hereunder;

(iv)	Maintaining, or supervising the maintenance of, all records required by this Code;

(v)	Maintaining a list of the Funds that the Company advises or subadvises;

(vi)
Determining with the assistance of an Approving Officer (as defined below) whether any particular Personal Security Transaction should be exempted pursuant to the provisions of the sections titled "Conflicts of Interest" or "Prohibited Transactions" of this Code;

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(vii)
Determining with the assistance of an Approving Officer whether special circumstances warrant that any particular security or Personal Security Transaction be temporarily or permanently restricted or prohibited;

(viii)	Maintaining, from time to time as appropriate, a current list of the securities that are restricted or prohibited pursuant to (vii) above;

(ix)	Issuing any interpretation of this Code that may appear consistent with the objectives of the Rules and this Code;

(x)
Conducting such inspections or investigations as shall reasonably be required to detect and report violations of this Code, as described in paragraphs (xi) and (xii) below, to the Company's management and the Board of Directors of Pzena Investment Management, Inc. (the "Board");

(xi)
Submitting periodic reports to the Company's management containing: (A) a description of any material violation by any non-executive employee of the Company and the sanction imposed; (B) a description of any violation by any director or executive officer of the Company and the sanction imposed; (C) interpretations issued by and any material exemptions or waivers found appropriate by the CCO; and (D) any other significant information concerning the appropriateness of this Code; and

(xii)
Submitting a report at least annually to the Board and the Executive Committee of Pzena Investment Management, LLC (the "Executive Committee") that:          (A) summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year; (B) identifies the violations described in clauses (A) and (B) of the preceding paragraph (xi); (C) identifies any recommended changes in existing restrictions or procedures based upon experience under this Code, evolving industry practices or developments in applicable laws or regulations; and (D) reports of efforts made with respect to the implementation of this Code through orientation and training programs and ongoing reminders.

Each of us is responsible for knowing and understanding the policies and guidelines contained in the following pages.  If persons have questions, please ask them; if they have ethical concerns, please raise them.  The CCO, who is responsible for overseeing and monitoring compliance with this Code, and the other resources set forth in this Code are available to answer questions and provide guidance and for persons to report suspected misconduct.  Our conduct should reflect the Company's values, demonstrate ethical leadership, and promote a work environment that upholds the Company's reputation for integrity, ethical conduct and trust.

Copies of this Code are available from the CCO, the General Counsel and on the Company's website.       A statement of compliance with this Code must be signed by all officers, directors and employees on an annual basis.

This Code cannot provide definitive answers to all questions.  If employees have questions regarding any of the policies discussed in this Code or if employees are in doubt about the best course of action in a particular situation, employees should seek guidance from a supervisor, the CCO or the other resources identified in this Code.

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company's business.  It is not intended to and does not create any obligations to or rights in any employee, director, client, supplier, competitor, shareholder or any other person or entity.

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Definitions

For purposes of this Code:

(i)
"Access Person(s)" means any employee, officer, or director (provided that directors may rebut the presumption of access established under Rule 17j-1(a)(1) by way of certification) of the Company.  Contractors, interns, and other temporary staff are not generally included; however, we seek separate confidentiality representations from such persons.

(ii)	"Approving Officer" means Richard S. Pzena, John P. Goetz, Michael Peterson, or designee.

(iii)
A security is "being considered for purchase or sale" when, subject to the Company's systematic buy/sell discipline as described in its Form ADV and client and prospect presentations, (i) a recommendation to purchase or sell that security has been made by the Company to an advisory account (e.g., the Portfolio Manager has instructed Portfolio Administration to begin preparing orders) or (ii) the Portfolio Manager is seriously considering making such a recommendation.

(iv)
"Beneficial Ownership" means any interest by which an employee or officer or any member of such person's “immediate family” (which, for purposes of this Code includes a spouse or civil partner (wherever they may live), dependent child or stepchild (wherever they may live), or parent, sibling or other relative by blood or marriage living in the same household as the employee) can directly or indirectly derive a monetary benefit from the purchase, sale or ownership of a Security.  Thus, a person may be deemed to have Beneficial Ownership of Securities held in accounts in such person's own name, such person's spouse’s name, and in all other accounts over which such person does or could be presumed to exercise investment decision-making powers, or other influence or control1, including trust accounts, partnership accounts, corporate accounts or other joint ownership or pooling arrangements; provided however, that with respect to spouses, a person shall no longer be deemed to have Beneficial Ownership of any accounts not held jointly with his or her spouse if the person and the spouse are legally separated or divorced and are not living in the same household.

(v)	"Exempt Transactions" means the transactions described in the section hereof titled "Exempt Transactions."

(vi)	"Personal Security Transaction" means, for any employee or officer, a purchase, sale, gifting or donation of a Security in which such person has, had, or will acquire a Beneficial Ownership.

______________________________
1 In accordance with foreign regulations, this would include, without limitation, any Security with which the Access Person is linked as a result of: (i) directly or indirectly controlling the Security (in particular, but without limitation, by way of (i) having a majority of the voting rights in that Security; or (ii) by being a shareholder in that Security and having rights to appoint or remove a majority of the relevant Board, or to exercise a dominant influence over it under a shareholders’ agreement); or (ii) having a participating interest in the Security, by holding, directly or indirectly, at least 20% or more of the voting rights or capital.

Compliance Manual	4	Version 1.4

(vii)
"Purchase and Sale of a Security" includes, inter alia, the writing of an option to purchase or sell a Security.  In addition, the "sale of a Security" also includes the disposition by a person of that security by donation or gift.  On the other hand, the acquisition by a person of a security by inheritance or gift is not treated as a "purchase" of that Security under this Code as it is an involuntary purchase that is an Exempt Transaction under clause (iii) of the section titled "Exempt Transactions" below.

(viii)
"Security" shall mean any common stock, preferred stock, treasury stock, single stock future, exchange traded fund or note, hedge fund, mutual fund, private placement, limited partnership interest, note, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, transferable share, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any Security (including a certificate of deposit) or on any group of Securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "Security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

RESPONSIBILITY TO OUR ORGANIZATION

Company employees, officers and directors are expected to dedicate their best efforts to advancing the Company's interests and to make decisions that affect the Company based on the Company's best interests, independent of outside influences.

Conflicts of Interest

A conflict of interest occurs when employees’ private interests interfere, or even appear to interfere, with the interests of the Company.  A conflict situation may arise when employees take actions or have interests that make it difficult for employees to perform Company work objectively and effectively.  Each employee’s obligation to conduct the Company's business in an honest and ethical manner includes the ethical handling of actual, apparent and potential conflicts of interest between personal and business relationships.  This includes full disclosure of any actual, apparent or potential conflicts of interest as set forth below.

As a fiduciary, the Company has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients.  Compliance with this duty can be achieved by avoiding conflicts of interest or, when impracticable to do so, by fully disclosing all material facts concerning any conflict that does arise with respect to any client and following appropriate procedures designed to minimize any such conflict.  Employees must try to avoid situations that have even the appearance of conflict or impropriety.  Potential conflicts of interest should be brought to the attention of the CCO, who will determine whether further action is warranted (e.g., escalating such issues to the Risk Management Committee and/or Executive Committee, and/or recommending policy changes or additional disclosure).

(i)
Conflicts of interest may arise where the Company or its employees have reason to favor the interests of one client over another client.  Favoritism of one client over another client constitutes a breach of fiduciary duty.

(ii)
Employees are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.  Conflicts raised by Personal Security Transactions also are addressed more specifically below.

Compliance Manual	5	Version 1.4

(iii)
If the Company determines that an employee’s Beneficial Ownership of a Security presents a material conflict, the employee may be restricted from participating in any decision-making process regarding the Security.  This may be particularly true in the case of proxy voting, and employees are expected to refer to and strictly adhere to the Company’s proxy voting policies and procedures in this regard.

(iv)
Employees are required to act in the best interests of the Company’s clients regarding execution and other costs paid by clients for brokerage services.  Employees are expected to refer to and strictly adhere to the Company’s Best Execution policies and procedures.

(v)	Access Persons are not permitted to knowingly sell to or purchase from a client any security or other property, except Securities issued by the client.

Employees, officers and directors are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information.  The Company’s Insider Trading Policy is hereby incorporated by reference and employees, officers and directors are required to comply with the provisions therein.

Prohibited Transactions with Respect to Non-Company Securities*

(i)
No Access Person or any member of such Access Person's immediate family may enter into a Personal Security Transaction with actual knowledge that, at the same time, such Security is "being considered for purchase or sale" by advisory accounts of the Company, or that such Security is the subject of an outstanding purchase or sale order by advisory accounts of the Company except as provided below in the section titled "Employee Trading Exceptions with Respect to Non-Company Securities";

(ii)
Except under the circumstances described in the section below titled "Employee Trading Exceptions with Respect to Non-Company Securities," no Access Person or any member of such Access Person's immediate family shall purchase or sell any Security within one business day before or after the purchase or sale of that Security by advisory accounts of the Company;

(iii)
No Access Person or any member of such Access Person’s immediate family shall be permitted to effect a short-term trade (i.e., to purchase and subsequently sell within 60 calendar days, or to sell and subsequently purchase within 60 calendar days) involving the same or equivalent Securities;

(iv)	No Access Person or any member of such Access Person’s immediate family is permitted to enter into a Personal Security Transaction for any Security that is named on a restricted list;

(v)	No Access Person or any member of such Access Person's immediate family shall purchase any Security in an Initial Public Offering (other than a Security issued by the Company);

(vi)
No Access Person or any member of such Access Person’s immediate family shall, without the express prior approval of the CCO, acquire any Security in a private placement, and if a private placement Security is acquired, such employee must disclose that investment when he/she becomes aware of the Company's subsequent consideration of any investment in that issuer, and in such circumstances, an independent review shall be conducted by the CCO;

Compliance Manual	6	Version 1.4

(vii)
No Access Person shall accept any gifts or anything else of more than a de minimis value from any person or entity that does business with or on behalf of the Company or any of the advisory accounts of the Company.  For purposes hereof, "de minimis value" shall mean a value of less than $100 per calendar year, or such higher amount as may be set forth in FINRA Conduct Rule 3220 from time to time.  Furthermore, all gifts to consultants and other decision-makers for client accounts must be reasonable in value and must be pre-approved by the Managing Principal, Marketing and Client Services and the CCO before distribution;

(viii)
No Access Person may make political or charitable contributions for the purpose of obtaining or retaining advisory contracts with government entities.  In addition, no Access Person may consider the Company's current or anticipated business relationships as a factor in soliciting political or charitable contributions; and

(ix)
No director or executive officer of the Company may serve on the board of directors (or similar governing body) of any corporation or business entity without the prior written approval of the Company's management.  Non-executive employees of the Company may only serve on the board of directors (or similar governing body) of a corporation or business entity with the prior written approval of the CCO, in consultation with the Company's management, and if necessary the Board.  Prior written approval of the CCO is also required in the following two (2) additional scenarios:

(1)
Advisory Committee positions of any business, government or charitable entity where the members of the committee have the ability or authority to affect or influence the selection of investment managers or the selection of the investment of the entity's operating, endowment, pension or other funds.

(2)	Positions on the board of directors, trustees or any advisory committee of a Company client or any potential client who is actively considering engaging the Company’s investment advisory services.

(x)
Access Persons, subject to prior written supervisory approval and departmental restrictions, are permitted to engage in outside employment or other business activity (“Outside Business Activity”) if it is free of any actions that could be considered a conflict of interest.  Outside Business Activity must not adversely affect an Access Person's job performance at the Company, and must not result in absenteeism, tardiness or an Access Person's inability to work overtime when requested or required.  Access Persons may not engage in Outside Business Activity that requires or involves using Company time, materials or resources.

*For any transactions by employees, directors and certain related persons in the Company’s Securities, please refer to the separate policy titled "Restrictions on Transactions in the Company’s Securities."

Employee Trading Exceptions with Respect to Non-Company Securities*

Notwithstanding the prohibitions of the above section titled "Conflicts of Interest," an employee is permitted to purchase or sell any Security other than the Company's Securities within one business day of the purchase or sale of that Security by advisory accounts of the Company if the purchase or sale of the Security is approved or allocated only after the Company's advisory accounts have each received their full allocation of the Security purchased or sold on that day.

Compliance Manual	7	Version 1.4

*For any transactions by employees, directors and certain related persons in the Company’s Securities, please refer to the separate policy titled "Restrictions on Transactions in the Company’s Securities."

Exempt Transactions

The following transactions are exempt from the pre-clearance, prohibitions, and reporting provisions of this Code:

(i)	Purchases or sales of Securities of an open-end mutual fund, index fund, money market fund or other registered investment company that is not advised or subadvised by the Company;

(ii)
Purchases or sales of Securities for an account over which an employee has no direct control and does not exercise indirect control (e.g., an account managed on a fully discretionary basis by a third party);

(iii)	Involuntary purchases or sales made by an employee;

(iv)	Purchases that are part of an automatic dividend reinvestment plan;

(v)
Purchases that are part of an automatic investment plan, except that any transactions that override the preset schedule of allocations of the automatic investment plan must be reported in a quarterly transaction report;

(vi)
Purchases or sales of U.S. Treasury Securities (including purchases directly from the Treasury or a Federal Reserve Bank) and other direct obligations of the U.S. Government, as well as unsecured obligations of U.S. Government sponsored enterprises;

(vii)	Purchases or sales of money market instruments, such as bankers acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

(viii)	Purchases or sales of units in a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds;

(ix)	Purchases resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of securities of such issuer and the sale of such rights.

(x)	Purchases or sales of futures (except individual stock futures contracts) and commodity contracts; and

The following transactions are exempt from the pre-clearance and prohibitions provisions of this Code; however the reporting requirements of this Code shall apply to:

(i)	Purchases or sales of open-end mutual funds advised or subadvised by the Company;

(ii)	Purchases or sales of closed-end mutual funds, exchange traded funds or notes (ETF/ETN);

(iii)	Purchases or sales of municipal securities.

Compliance Manual	8	Version 1.4

Pre-Clearance Requirement

(i)
Unless an exception is granted by the CCO after consultation with and approval by the Company's management, each Access Person and each member of their immediate family must obtain pre-clearance of any Personal Security Transaction from an Approving Officer.  Pre-clearance must be obtained by completing, signing and submitting to the CCO a Securities Transaction Pre-clearance Request Form (a copy of which is attached to this Code) that includes the signature of an Approving Officer (and the relevant portfolio manager, if applicable);

(ii)
All pre-cleared Personal Security Transactions, with the exception of private placements, must take place on the same day that the clearance is obtained.  If the transaction is not completed on the date of clearance, a new clearance must be obtained, including one for any uncompleted portion.  Post-approval is not permitted under this Code.  If it is determined that a trade was completed before approval was obtained, it will be considered a violation of this Code; and

(iii)
In addition to the restrictions contained in the "Conflicts of Interest" section hereof, an Approving Officer or the CCO may refuse to grant clearance of a Personal Security Transaction in his or her sole discretion without being required to specify any reason for the refusal.  Generally, an Approving Officer or the CCO will consider the following factors in determining whether or not to clear a proposed transaction:

(1)	whether the amount or the nature of the transaction or person making it is likely to affect the price or market of the security; and

(2)
whether the individual making the proposed purchase or sale is likely to receive a disproportionate benefit from purchases or sales being made or considered on behalf of any of the advisory clients of the Company.

The pre-clearance requirement does not apply to Exempt Transactions.  In case of doubt, the employee may present a Securities Transaction Pre-clearance Request Form to the CCO, indicating thereon that he or she disclaims any Beneficial Ownership in the securities included.

Reporting Requirements

(i)
No later than 10 days after becoming an employee, each individual shall provide a listing of all securities Beneficially Owned by the employee (an "Initial Holdings Report").  The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an employee.  The Initial Holdings Report should be furnished to the CCO, Alternate or any other person whom the Company designates and contain the following information:

(1)
The title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares or the principal amount of each reportable security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

(2)
The name of any broker, dealer or bank with whom the Access Person maintains an account in which any reportable securities were held for the direct or indirect benefit of the Access Person, the account number; and

(3)	The date the report is submitted by the Access Person.

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(ii)
All employees must direct their brokers and/or affiliated mutual fund custodians to supply the CCO on a timely basis with duplicate copies of monthly or quarterly statements for all personal securities accounts as are customarily provided by the firms maintaining such accounts.

(iii)	Such duplicate statements must contain the following information (as applicable):

(1)	The date and nature of each transaction (purchase, sale or any other type of acquisition or disposition), if any;

(2)
Title, and as applicable the exchange ticker symbol or CUSIP number (if any), interest rate and maturity date, number of shares and, principal amount of each security and the price at which the transaction was effected;

(3)	The name of the broker, dealer or bank with or through whom the transaction was effected; and

(4)	The date of issuance of the duplicate statements.

(iv)
No later than 30 days after each calendar quarter, all employees covered by this Code shall provide quarterly transaction reports confirming that they have disclosed or reported all Personal Security Transactions and holdings required to be disclosed or reported pursuant hereto for the previous quarter.

(v)
Within forty-five days of the end of each calendar year, all employees shall provide annual holdings reports listing all securities Beneficially Owned by the employee (the "Annual Holdings Report").  The information contained in the Annual Holdings Report shall be current as of a date no more than 45 days prior to the date the report is submitted, and shall include:

(1)
The title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares or the principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

(2)
The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person, the account number; and

(3)	The date the report is submitted by the Access Person.

(vi)
Any statement or report submitted in accordance with this section may, at the request of the employee submitting the report, contain a statement that it is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Ownership in any Security to which the report relates.

(vii)
All employees shall certify in writing, annually, that they have read and understand this Code and have complied with the requirements hereof and that they have disclosed or reported all Personal Security Transactions and holdings required to be disclosed or reported pursuant hereto.

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(viii)
The CCO shall retain a separate file for each employee that shall contain the monthly/quarterly account statements, quarterly and annual reports listed above and all Securities Transaction Pre-clearance Forms.

(ix)
With respect to the receipt of gifts and entertainment, all employees shall promptly report on a form designated by the CCO the nature of such gift or entertainment, the date received, its approximate value, the giver and the giver's relationship to the Company.

(x)
With respect to reports regarding accounting matters, the Company is committed to compliance with applicable securities laws, rules, and regulations, accounting standards and internal accounting controls.  Employees are expected to report any complaints or concerns regarding accounting, internal accounting controls and auditing matters ("Accounting Matters") promptly.  Reports may be made to the General Counsel or the CCO in person, or by calling the Helpline at 1-888-475-8376.  Reports may be made anonymously to the Helpline; or in writing to the General Counsel or the CCO at their offices by inter-office or regular mail.  All reports will be treated confidentially to the extent reasonably possible.  No one will be subject to retaliation because of a good faith report of a complaint or concern regarding Accounting Matters.

Company Disclosures

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the SEC and in all other public communications made by the Company.

Employees must complete all Company documents accurately, truthfully, and in a timely manner, including all travel and expense reports.  When applicable, documents must be properly authorized.  Employees must record the Company's financial activities in compliance with all applicable laws and accounting practices.  The making of false or misleading entries, records or documentation is strictly prohibited.  Employees must never create a false or misleading report or make a payment or establish an account on behalf of the Company with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

Review

All pre-clearance requests, statements and reports of Personal Security Transactions and completed portfolio transactions of each of the Company’s advisory clients shall be compared by or under the supervision of the CCO to determine whether a possible violation of this Code and/or other applicable trading procedures may have occurred.  Before making any final determination that a violation has been committed by any person, the CCO shall give such person an opportunity to supply additional explanatory information.

If the CCO or Alternate determines that a material violation of this Code has or may have occurred, he or she shall, following consultation with counsel to the Company if needed, submit a written determination and any additional explanatory material provided by the individual to the Company's management, the Board and the Executive Committee as necessary.

No person shall review his or her own report.  If a Personal Security Transaction of the CCO or the CCO's spouse is under consideration, an Alternate shall act in all respects in the manner prescribed herein for the CCO.

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Reporting Violations

Any violations of this Code including violations of applicable Federal securities laws, whether actual, known, apparent or suspected, should be reported promptly to the CCO or to any other person the Company may designate (as long as the CCO periodically receives reports of all violations).  It is imperative that reporting persons not conduct their own preliminary investigations.  Investigations of alleged violations may involve complex legal issues, and an employee acting on his own may compromise the integrity of an investigation and adversely affect both employees and the Company.

Any reports of violations will be treated confidentially to the extent permitted by law and reasonably possible, and investigated promptly and appropriately.  Any such reports may also be submitted anonymously.  Employees are encouraged to consult the CCO with respect to any transaction that may violate this Code and to refrain from any action or transaction that might lead to the appearance of a violation.  Any retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code.

The Company has a 24-hour Helpline, 1-888-475-8376, which employees can use to report violations of the Company's policies or to seek guidance on those policies.  Employees may report suspected violations to or ask questions of the Helpline anonymously; however, providing such employee's name may expedite the time it takes the Company to respond to such employee's call, and it also allows the Company to contact an employee if necessary during any investigation.  Either way, the Company should treat the information that employees provide as confidential.

Background Checks

Employees are required to promptly report any criminal, regulatory or governmental investigations or convictions to which they become subject.  Each employee is required to promptly complete and return any background questionnaires that the Company's Legal and Compliance group may circulate.

Sanctions

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with this Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery.  Any violation of this Code shall be subject to the imposition of such sanctions by the CCO as may be deemed appropriate under the circumstances to achieve the purposes of the Rules and this Code, and may include suspension or termination of employment or of trading privileges, the rescission of trades, a written censure, imposition of fines or of restrictions on the number or type of providers of personal accounts; and/or requiring equitable restitution.

Required Records

Required Records (as listed in this section) must be kept in an easily accessible place.  In addition, no records should be selectively destroyed and all records must be retained if they are connected with any litigation/government investigation. The CCO shall maintain and cause to be maintained in an easily accessible place, the following records:

(a)	A copy of any Code that has been in effect at any time during the past five years;

(b)	A record of any violation of this Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

(c)
A copy of each report made by the CCO within two years from the end of the fiscal year of the Company in which such report or interpretation is made or issued (and for an additional three years in a place that need not be easily accessible);

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(d)	A list of the names of persons who are currently, or within the past five years were, employees;

(e)	A record of all written acknowledgements of receipt of this Code for each person who is currently, or within the past five years was, subject to this Code;

(f)	Holdings and transactions reports made pursuant to this Code, including any brokerage account statements made in lieu of these reports;

(g)	All pre-clearance forms shall be maintained for at least five years after the end of the fiscal year in which the approval was granted;

(h)	A record of any decision approving the acquisition of securities by employees in limited offerings for at least five years after the end of the fiscal year in which approval was granted;

(i)	Any exceptions reports prepared by Approving Officers or the Compliance Officer;

(j)	A record of persons responsible for reviewing employees' reports currently or during the last five years; and

(k)	A copy of reports provided to a Fund's board of directors regarding this Code.

For the first two years, the required records shall be maintained in the Company's New York offices.

Record Retention

In the course of its business, the Company produces and receives large numbers of records.  Numerous laws require the retention of certain Company records for various periods of time.  The Company is committed to compliance with all applicable laws and regulations relating to the preservation of records.  The Company's policy is to identify, maintain, safeguard and destroy or retain all records in the Company's possession on a systematic and regular basis.   Under no circumstances are Company records to be destroyed selectively or to be maintained outside Company premises or designated storage facilities, except in those instances where Company records may be temporarily brought home by employees working from home in accordance with approvals from their supervisors or applicable policies about working from home or other remote locations.

If employees learn of a subpoena or a pending or contemplated litigation or government investigation, employees should immediately contact the General Counsel.  Employees must retain and preserve ALL records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until employees are advised by the Legal and Compliance group as to how to proceed.  Employees must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages).  Destruction of such records, even if inadvertent, could seriously prejudice the Company.  If employees have any questions regarding whether a particular record pertains to a pending or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records, employees should preserve the records in question and ask the Legal and Compliance group for advice.

Waivers of this Code

Waivers for directors and executive officers may be made by either the Board or the Audit Committee of the Board and must be promptly disclosed as required by law.  Waivers for non-executive officers and employees may be made by the CCO.

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